American Century Mutual Funds

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF American Century Mutual Funds, Inc. for use at a meeting of shareholders to be held at 10:00 a.m. (Central time) on July 30, 1997 at American Century Tower I, 4500 Main Street, Kansas City, Missouri.

         I hereby appoint ______________ and __________, and each of them, with full power of substitution as my proxy to vote at the meeting and at all adjournments or postponements thereof, all shares of beneficial interest, evidencing interests in any one or more of the American Century - Benham Short-Term Government Fund, American Century - Benham Intermediate-Term Government Fund, American Century - Benham Limited-Term Tax-Exempt Fund, American Century - Benham Intermediate-Term Tax-Exempt Fund and American Century
- Benham Long-Term Tax-Exempt Fund (the "Liquidating Funds") which I held of record on May 17, 1997, the record date for the meeting, upon the following matters and upon any other matter which may come before the meeting, in their discretion:

                  1. Proposal to approve an Agreement and Plan of Reorganization and the transactions contemplated thereby, including:
                       (a) the transfer of substantially all of the assets
                           and liabilities of the:
                            Short-Term Government to the Adjustable Rate
                            Government Securities Fund;
                            Intermediate Term Government Fund to the
                            Intermediate Term Treasury Fund;
                            Limited-Term Tax-Exempt Fund to the Limited-Term Tax-Exempt Fund;
                            Intermediate-Term Tax-Exempt Fund to the
                            Intermediate-Term Tax-Free Fund;
                            Long-Term Tax-Exempt Fund to the Long-Term
                            Tax-Free Fund;
                      (b) the distribution of the Liquidating Fund shares to their shareholders according to their respective interests; and
                      (c) the termination under state law and the Investment Company Act of 1940, as amended, of the Liquidating Funds.

                           FOR      AGAINST        ABSTAIN
                           /  /     /  /             /  /

                  2. In their discretion, the parties are authorized to vote upon such other business as may properly come before the meeting.

                           FOR      AGAINST       ABSTAIN
                           /  /     /  /             /  /

         Every properly signed proxy will be voted in the manner specified hereon and, in the absence of specification, will be treated as GRANTING authority to vote FOR Proposals 1 and 2.

     PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

         Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney or as executor, Administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:  _____________________________________________
X__________________________________________________
Signature
X__________________________________________________
Signature, if held jointly

PLEASE EXECUTE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE EACH ACCOMPANYING PROXY CARD WHICH IS BEING SOLICITED BY YOUR BOARD OF TRUSTEES. PLEASE RETURN YOUR PROXY CARD EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING. THIS IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE EXERCISED BY SUBMITTING TO A WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY EXECUTED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.